Exhibit 99.1
Ambac Announces Fourth Quarter 2018 Results

•	Material decline in net par exposures and Adversely Classified and Watch List Credits due to active de-risking efforts:

▪	Insured net par reduced in the fourth quarter of 2018 by $5.3 billion(1) or 10.1% to $46.9 billion including the impact of a $1.5 billion reinsurance agreement

▪	Adversely Classified and Watch List Credits reduced by $1.5 billion(1) or 7.0% to $19.9 billion

▪	Execution of the COFINA Plan of Adjustment in the first quarter of 2019 resolved 78% of Ambac's total exposure to Puerto Rico; Net Par exposure to Puerto Rico's COFINA bonds reduced by 75%

•	Net Loss of $(20.5) million or $(0.45) per Diluted Share and Adjusted Earnings(2) of $10.8 million or $0.24 per Diluted Share for the Quarter Ended December 31, 2018

•	Book Value per Share decreased $3.65 to $35.12 and Adjusted Book Value per Share decreased $0.92 to $27.58 at December 31, 2018 from September 30, 2018

NEW YORK, NY, February 28, 2019 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries, including Ambac Assurance Corporation ("AAC"), provide financial guarantees, today reported a Net Loss attributable to common stockholders of $20.5 million or $0.45 per diluted share and Adjusted Earnings(2) of $10.8 million or $0.24 per diluted share for the quarter ended December 31, 2018. This compares to a Net Loss attributable to common stockholders of $103.8 million or $2.27 per diluted share and an Adjusted Loss of $76.0 million or $1.66 per diluted share in the third quarter of 2018. The results for the fourth quarter 2018 were impacted by mark to market losses on our macro hedge and volatility associated with invested assets classified as trading, partially offset by favorable loss development. The results for the third quarter of 2018 were primarily driven by the financial statement impact of the Auction Market Preferred Shares exchange transaction ("AMPS transaction").
Claude LeBlanc, President and Chief Executive Officer, stated, “During the fourth quarter of 2018, we achieved significant results in de-risking our insured portfolio, with Adversely Classified and Watch List Credits decreasing $1.5 billion or 7% from the third quarter. Our active de-risking activities included a 50% reduction of one of our largest single risk exposures, reducing outstanding par by $856 million, our previously announced one hundred percent quota share reinsurance transaction on certain public finance policies totaling $1.5 billion of par exposure and the negotiated COFINA Plan of Adjustment which became effective on February 12, 2019, and resolved 78% of our total Puerto Rico exposure." Mr. LeBlanc continued, "I am pleased with our significant achievements in 2018. We will continue to advance our strategic priorities in 2019 propelled by the momentum from our 2018 successes and further our goal of delivering long-term value to our shareholders."

(1)
Net par exposure adjustments are only recorded in the period in which they occur. Accordingly, net par exposure amounts as of December 31, 2018 exclude a reduction of $602.7 million related to the execution of the COFINA Plan of Adjustment on February 12, 2019.

Ambac's Fourth Quarter 2018 Summary Results
			Better (Worse)
($ in millions, except per share data)	4Q2018	3Q2018	Amount	Percent
Net premiums earned	$28.7	$25.6	$3.1	12%
Net investment income	37.5	58.3	(20.8)	(36)%
Net realized investment gains (losses)	29.4	30.2	(0.8)	(3)%
Net gains (losses) on derivative contracts	(44.7)	17.6	(62.3)	(354)%
Income (loss) on Variable Interest Entities ("VIEs")	0.5	1.8	(1.3)	(72)%
Losses and loss expenses (benefit)	(42.3)	33.5	75.8	226%
Operating expenses	21.3	28.4	7.1	25%
Interest expense	66.1	65.7	(0.4)	(1)%
Insurance intangible amortization	29.0	26.4	(2.6)	(10)%
Provision for income taxes	(1.7)	2.2	3.9	177%
Net income (loss)	(20.5)	(22.2)	1.7	8%
Net income (loss) attributable to Common Stockholders	(20.5)	(103.8)	83.3	80%
Net income (loss) per diluted share	$(0.45)	$(2.27)	$1.82	80%
Adjusted earnings (loss) [2]	10.8	(76.0)	86.8	114%
Adjusted earnings (loss) per diluted share [2]	$0.24	$(1.66)	$1.90	114%
Total Ambac Financial Group, Inc. stockholders' equity	1,592.0	1,757.7	(165.7)	(9)%
Total Ambac Financial Group, Inc. stockholders' equity per share	$35.12	$38.77	$(3.65)	(9)%
Adjusted book value [2]	1,250.6	1,291.9	(41.3)	(3)%
Adjusted book value per share [2]	$27.58	$28.50	$(0.92)	(3)%
Weighted-average diluted shares outstanding (in millions)	45.8	45.7	(0.1)	—%
(2) See Non-GAAP Financial Data section of this press release for further information

Ambac's 2018 Summary Results
			Better (Worse)
($ in millions, except per share data)	2018	2017	Amount	Percent
Net premiums earned	$111.1	$175.3	$(64.2)	(37)%
Net investment income	272.7	361.0	(88.3)	(24)%
Other than temporary impairment losses	(3.2)	(20.2)	17.0	84%
Net realized investment gains (losses)	111.6	5.4	106.2	1,967%
Net gains (losses) on derivative contracts	7.0	75.9	(68.9)	(91)%
Net realized gains (losses) on extinguishment of debt	3.1	4.9	(1.8)	(37)%
Income (loss) on Variable Interest Entities ("VIEs")	3.4	19.7	(16.3)	(83)%
Losses and loss expenses (benefit)	(223.6)	513.2	736.8	144%
Operating expenses	112.2	122.4	10.2	8%
Interest expense	242.3	119.9	(122.4)	(102)%
Insurance intangible amortization	107.3	150.9	43.6	29%
Provision for income taxes	5.1	44.5	39.4	89%
Net income (loss)	267.4	(328.7)	596.1	181%
Net income (loss) attributable to Common Stockholders	185.7	(328.7)	514.4	156%
Net income (loss) per diluted share	$3.99	$(7.25)	$11.24	155%
Adjusted earnings (loss) [2]	301.1	(165.1)	466.2	282%
Adjusted earnings (loss) per diluted share [2]	$6.47	$(3.64)	$10.11	278%
Total Ambac Financial Group, Inc. stockholders' equity	1,592.0	1,381.1	210.9	15%
Total Ambac Financial Group, Inc. stockholders' equity per share	$35.12	$30.52	$4.60	15%
Adjusted book value [2]	1,250.6	1,101.3	149.3	14%
Adjusted book value per share [2]	$27.58	$24.34	$3.24	13%
Weighted-average diluted shares outstanding (in millions)	46.6	45.4	(1.2)	(3)%
(2) See Non-GAAP Financial Data section of this press release for further information

Net Premiums Earned
During the fourth quarter of 2018, net premiums earned were $28.7 million compared to $25.6 million in the third quarter of 2018, including accelerations of $12.2 million and $6.7 million, respectively. Normal premiums earned decreased $2.4 million or 13% primarily due to the continued runoff of the insured portfolio and the cede of $1.5 billion of par exposure in November 2018. Accelerated premiums earned increased $5.5 million or 82% due to the impact of de-risking initiatives and other refinancing activity.
The following table provides a summary of net premiums earned for the three-month periods ended December 31, 2018 and September 30, 2018, respectively:

	Three Months Ended
($ in millions)	December 31, 2018	September 30, 2018
Public Finance	$8.0	$9.2
Structured Finance	3.4	4.2
International Finance	5.1	5.5
Total normal premiums earned	16.5	18.9
Accelerated earnings	12.2	6.7
Total net premiums earned	$28.7	$25.6
Net Investment Income and Net Realized Investment Gains
Net investment income for the fourth quarter of 2018 and the third quarter of 2018 was $37.5 million and $58.3 million, respectively. Net investment income decreased due to net losses on invested assets classified as trading of $12.1 million in the fourth quarter of 2018 compared to gains of $7.0 million in the third quarter of 2018 primarily due to declines in the equity and credit markets. Additionally, fourth quarter 2018 had a lower allocation to higher-yielding Ambac insured RMBS.

Fourth quarter 2018 net realized investment gains were $29.4 million compared to $30.2 million in the third quarter of 2018. Net realized gains for the fourth quarter included $26.7 million of proceeds from a class action settlement.
During the fourth quarter of 2018, AAC acquired additional AAC-insured Puerto Rico securities. As of December 31, 2018, Ambac owned approximately 58% and 37% of Ambac insured COFINA and PRIFA bonds, compared to 58% and 30%, respectively, at September 30, 2018.
Losses and Loss Expenses and Loss Reserves
Losses and loss expenses for the fourth quarter of 2018 were a benefit of $42.3 million, as compared to an expense of $33.5 million for the third quarter of 2018.
The following table provides losses and loss expenses (benefit) incurred by bond type for the three-month periods ended December 31, 2018 and September 30, 2018:

	Three Months Ended
($ in millions)	December 31, 2018	September 30, 2018
RMBS	$(46.5)	$19.2
Domestic public finance	(5.3)	9.1
Student loan	(6.7)	4.0
Ambac UK and other credits	16.2	1.2
Total losses and loss expenses	$(42.3)	$33.5
Fourth quarter of 2018 RMBS losses and loss expenses were a benefit of $46.5 million driven by the positive impact of interest rates on excess spread and favorable credit performance. Third quarter of 2018 RMBS losses and loss expenses of $19.2 million were driven by loss expenses incurred and a reduction to estimated representation and warranty subrogation recoveries, partially offset by credit improvements.
Domestic public finance losses and loss expenses in the fourth quarter of 2018 were a benefit of $5.3 million, primarily related to positive development on Puerto Rico COFINA reserves partially offset by reserve strengthening elsewhere and the impact of lower discount rates. In the third quarter of 2018, domestic public finance losses and loss expenses were $9.1 million primarily related to loss expenses.
Student loan losses and loss expenses in the fourth quarter of 2018 were a benefit of $6.7 million, primarily related to the impact of lower interest rates. In the third quarter of 2018, student loan losses and loss expenses were $4.0 million primarily driven by loss expenses incurred.
Loss and loss expenses for Ambac UK and other credits were a loss of $16.2 million in the fourth quarter of 2018, primarily the result of foreign exchange losses and lower interest rates.
During the fourth quarter of 2018, claim and loss expenses paid (net of reinsurance) were $25.8 million which included $56.0 million of losses and loss expenses paid, partially offset by $30.2 million of subrogation received. During the third quarter of 2018, claim and loss expenses paid (net of reinsurance) were $228.6 million which included $264.0 million of losses and loss expenses paid related mostly to Puerto Rico and a student loan commutation, partially offset by $35.4 million of subrogation received.
Loss and loss expense reserves (gross of reinsurance) were $(107) million at December 31, 2018, and $(30) million at September 30, 2018, which were net of $1.771 billion and $1.776 billion, respectively, of estimated subrogation recoveries related to AAC's pursuit of legal remedies to seek redress for breaches of representations and warranties.

The following table provides loss and loss expense reserves (gross of reinsurance) by bond type at December 31, 2018, and September 30, 2018:

($ in millions)	December 31, 2018	September 30, 2018
RMBS	$(1,313)	$(1,273)
Domestic public finance	639	637
Student loans	228	235
Ambac UK and other credits	273	266
Loss expenses	66	105
Total loss and loss expense reserves	$(107)	$(30)
Net Gains (Losses) on Derivative Contracts
Net losses on derivative contracts of $44.7 million, including approximately $4 million of counterparty credit adjustments, for the fourth quarter of 2018 were primarily due to a loss on interest rate derivatives due to the impact of a decrease in forward interest rates. Net gains on derivative contracts of $17.6 million for the third quarter of 2018 were primarily due to a gain on interest rate derivatives due to the impact of an increase in forward interest rates. The interest rate derivatives portfolio is positioned to benefit from rising interest rates as a partial economic hedge against interest rate exposure in AAC's insured and investment portfolios.
Expenses
Operating expenses for the fourth quarter of 2018 decreased by $7.1 million to $21.3 million from $28.4 million in the third quarter of 2018. The decrease in the fourth quarter of 2018 was due to lower compensation costs and the absence of expenses related to the third quarter AMPS transaction. Third quarter operating expenses included $5.9 million of expenses associated with the AMPS transaction.
Interest expense for the fourth quarter of 2018 increased $0.4 million to $66.1 million from $65.7 million in the third quarter of 2018 due to the August 2018 re-issuance of surplus notes in connection with the AMPS transaction, partially offset by lower interest expense resulting from the partial redemption of the Ambac Note in the third quarter of 2018.
Taxes and Net Operating Loss Carry-Forwards ("NOLs")
Income taxes were a benefit of $1.7 million for the fourth quarter of 2018, as compared to an expense of $2.2 million for the third quarter of 2018. The fourth quarter provision included an incremental benefit related to the tax law change enacted in December 2017. The third quarter provision included $0.4 million of state income taxes and $1.8 million of foreign taxes.
At December 31, 2018, the Ambac consolidated group had approximately $3.4 billion of NOLs, including $1.3 billion at Ambac and $2.1 billion at AAC.
As a result of taxable income at AAC during 2018, AAC utilized NOLs in an amount that resulted in the accrual of $13.9 million of tolling payments. AAC's tax positions are subject to review by the OCI, which may lead to the adoption of positions that reduce the amount of tolling payments otherwise available to Ambac.
Total Ambac Financial Group, Inc. Stockholders' Equity
Stockholders’ equity at December 31, 2018, was down 9% to $1.59 billion, or $35.12 per share compared to $1.76 billion or $38.77 per share as of September 30, 2018 due to the net loss of $20.5 million, unrealized investment portfolio losses, related primarily to credit spread widening, of $128.5 million and translation losses of $18.1 million related to Ambac's foreign subsidiaries.
Financial Guarantee Insured Portfolio
The financial guarantee insurance portfolio net par amount outstanding declined 10.1% during the quarter ended December 31, 2018, to $46.9 billion from $52.2 billion at September 30, 2018. The reduction in the insured portfolio was primarily related to a decrease of $3.9 billion in the public finance portfolio related to the reinsurance of $1.5 billion and other de-risking and refinancing activity, a decrease of $0.8 billion in the structured finance portfolio related to active de-risking in utility exposures and a decrease of $0.6 billion in the international finance sector due to de-risking activity and natural run-off, coupled with a decline in the British Pound. Adversely Classified and Watch List Credits decreased in the fourth quarter of 2018 by a net $1.5 billion or 7.0% to $19.9 billion at December 31, 2018 from $21.4 billion at September 30, 2018.

Details of financial guarantee insurance portfolio are highlighted in the below table.

Net Par Outstanding	December 31, 2018	September 30, 2018
By Sector:
Public finance	50%	52%
Structured Finance	21%	21%
International	29%	27%
By Financial Guarantor:
Ambac Assurance	72%	74%
Ambac UK	28%	26%

Other Events
Puerto Rico - COFINA Plan of Adjustment
On February 4, 2019, the COFINA Plan of Adjustment ("POA") was confirmed by the United States District Court for the District of Puerto Rico and became effective on February 12, 2019. The POA and related commutation transactions resulted in a reduction of AAC's insured net par exposure to COFINA by $602.7 million, or 75%, to $202.0 million and a reduction in overall Puerto Rico net par exposure to $1.3 billion from $1.9 billion at December 31, 2018. Domestic Public Finance loss and loss expenses for the fourth quarter of 2018 includes a $42.3 million benefit related to the closing of these transactions.
Non-GAAP Financial Data
In addition to reporting Ambac’s quarterly financial results in accordance with GAAP, the Company reports two non-GAAP financial measures: Adjusted Earnings and Adjusted Book Value. The most directly comparable GAAP measures are net income attributable to common stockholders for Adjusted earnings and Total Ambac Financial Group, Inc. stockholders’ equity for Adjusted Book value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business. Adjusted Earnings and Adjusted Book Value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Ambac has a significant U.S. tax net operating loss (“NOL”) that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result of this and other considerations, we utilized a 0% effective tax rate for non-GAAP adjustments; which is subject to change.
The following paragraphs define each non-GAAP financial measure and describe why it is useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is also presented below.
Adjusted Earnings (Loss). Adjusted Earnings (Loss) is defined as net income (loss) attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Non-credit impairment fair value (gain) loss on credit derivatives: Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible amortization: Elimination of the amortization of the financial guarantee insurance intangible asset that arose as a result of the implementation of Fresh Start reporting. These adjustments ensure that all financial guarantee contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•
Foreign exchange (gains) losses: Elimination of the foreign exchange gains (losses) on the re-measurement of assets, liabilities and transactions in non-functional currencies. This adjustment eliminates the foreign exchange gains (losses) on all assets, liabilities and transactions in non-functional currencies, which enables users of our financial statements to better view the business results without the impact of fluctuations in foreign currency exchange rates, particularly as assets held in non-functional currencies have grown, and facilitates period-to-period comparisons of Ambac's operating performance.

Adjusted Earnings were $10.8 million, or $0.24 per diluted share, for the fourth quarter 2018 as compared to an Adjusted Loss of $(76.0) million or $(1.66) per diluted share, for the third quarter of 2018. Adjusted Loss for the third quarter included the impact of the AMPS transaction.
The following table reconciles net income (loss) attributable to common stockholders to the non-GAAP measure, Adjusted Earnings (Loss), for the three-month periods ended December 31, 2018, and September 30, 2018, respectively:

	Three Months Ended
	December 31, 2018		September 30, 2018
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income (loss) attributable to common stockholders	$(20.5)	$(0.45)	$(103.8)	$(2.27)
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	0.3	0.01	(0.2)	—
Insurance intangible amortization	29.0	0.63	26.4	0.58
Foreign exchange (gains) losses	2.0	0.05	1.6	0.03
Adjusted Earnings (loss)	$10.8	$0.24	$(76.0)	$(1.66)
Weighted-average diluted shares outstanding (in millions)		45.8		45.7
Adjusted Book Value. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Non-credit impairment fair value losses on credit derivatives: Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP fair values are affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.

•
Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue ("UPR") on financial guarantee contracts, in excess of expected losses, net of reinsurance. This non-GAAP adjustment presents the economics of UPR and expected losses for financial guarantee contracts on a consistent basis. In accordance with GAAP, stockholders’ equity reflects a reduction for expected losses only to the extent they exceed UPR. However, when expected losses are less than UPR for a financial guarantee contract, neither expected losses nor UPR have an impact on stockholders’ equity. This non-GAAP adjustment adds UPR in excess of expected losses, net of reinsurance, to stockholders’ equity for financial guarantee contracts where expected losses are less than UPR.

•
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Adjusted Book Value was $1.251 billion, or $27.58 per share, at December 31, 2018, as compared to $1.292 billion, or $28.50 per share, at September 30, 2018. The decrease in Adjusted Book Value was primarily attributable to the impact of the reinsurance of $1.5 billion of exposure and changes to foreign exchange rates.
The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	December 31, 2018		September 30, 2018
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share
Total Ambac Financial Group, Inc. stockholders’ equity	$1,592.0	$35.12	$1,757.7	$38.77
Adjustments:
Non-credit impairment fair value losses on credit derivatives	1.5	0.03	1.2	0.03
Insurance intangible asset	(718.9)	(15.87)	(755.7)	(16.67)
Net unearned premiums and fees in excess of expected losses	461.9	10.19	503.2	11.10
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(85.9)	(1.89)	(214.4)	(4.73)
Adjusted Book Value	$1,250.6	$27.58	$1,291.9	$28.50
Shares outstanding (in millions)		45.3		45.3
Earnings Call and Webcast
On March 1, 2019 at 8:30am ET, Claude LeBlanc, President and Chief Executive Officer, and David Trick, Executive Vice President and Chief Financial Officer, will discuss fourth quarter 2018 results during a conference call. A live audio webcast of the call will be available through the Investor Relations section of Ambac’s website, http://ir.ambac.com/events.cfm. Participants may also listen via telephone by dialing (877) 407-9716 (Domestic) or (201) 493-6779 (International).
The webcast will be archived on Ambac's website. A replay of the call will be available through March 15, 2019, and can be accessed by dialing (Domestic) (844) 512-2921 or (International) (412) 317-6671; and using ID#13686563.
Additional information is included in an operating supplement and presentations at Ambac's website at www.ambac.com.
About Ambac
Ambac Financial Group, Inc. (“Ambac” or “AFG”), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiaries, Ambac Assurance Corporation (“Ambac Assurance or AAC”), Everspan Financial Guarantee Corp. and Ambac Assurance UK Limited (“Ambac UK”), provide financial guarantees of obligations in both the public and private sectors globally. AAC is a guarantor of public finance and structured finance obligations. Ambac’s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock or a holder of 5% or more of Ambac’s common stock increases its ownership interest. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
Lisa A. Kampf
Managing Director, Investor Relations
(212) 208-3177
lkampf@ambac.com

Forward-Looking Statements
In this press release, statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in our most recent SEC filed quarterly or annual report.
Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) the highly speculative nature of Ambac’s common stock and volatility in the price of Ambac’s common stock; (2) uncertainty concerning the Company’s ability to achieve value for holders of its securities, whether from Ambac Assurance Corporation ("Ambac Assurance") or from transactions or opportunities apart from Ambac Assurance; (3) changes in Ambac Assurance’s estimated representation and warranty recoveries or loss reserves over time; (4) failure to recover claims paid on Puerto Rico exposures or incurrence of losses in amounts higher than expected; (5) adverse effects on Ambac’s share price resulting from future offerings of debt or equity securities that rank senior to Ambac’s common stock; (6) potential of rehabilitation proceedings against Ambac Assurance; (7) dilution of current shareholder value or adverse effects on Ambac’s share price resulting from the issuance of additional shares of common stock; (8) inadequacy of reserves established for losses and loss expenses and possibility that changes in loss reserves may result in further volatility of earnings or financial results; (9) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings or other restructuring proceedings by public finance issuers; (10) the Company's inability to realize the expected recoveries included in its financial statements; (11) insufficiency or unavailability of collateral to pay secured obligations; (12) credit risk throughout the Company’s business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, public finance obligations (including obligations of the Commonwealth of Puerto Rico and its instrumentalities and agencies as well as obligations relating to privatized military housing projects) and exposures to reinsurers; (13) credit risks related to large single risks, risk concentrations and correlated risks; (14) the risk that the Company’s risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss; (15) risks associated with adverse selection as the Company’s insured portfolio runs off; (16) adverse effects on operating results or the Company’s financial position resulting from measures taken to reduce risks in its insured portfolio; (17) disagreements or disputes with Ambac Assurance's primary insurance regulator; (18) our inability to mitigate or remediate losses, commute or reduce insured exposures or achieve recoveries or investment objectives, or the failure of any transaction intended to accomplish one or more of these objectives to deliver anticipated results; (19) the Company’s substantial indebtedness could adversely affect its financial condition and operating flexibility; (20) the Company may not be able to obtain financing or raise capital on acceptable terms or at all due to its substantial indebtedness and financial condition; (21) the Company may not be able to generate the significant amount of cash needed to service its debt and financial obligations, and may not be able to refinance its indebtedness; (22) restrictive covenants in agreements and instruments may impair the Company’s ability to pursue or achieve its business strategies; (23) loss of control rights in transactions for which we provide insurance due to a finding that Ambac Assurance has defaulted; (24) the Company’s results of operation may be adversely affected by events or circumstances that result in the accelerated amortization of the Company’s insurance intangible asset; (25) adverse tax consequences or other costs resulting from the characterization of the Company’s surplus notes or other obligations as equity; (26) risks attendant to the change in composition of securities in the Company’s investment portfolio; (27) changes in tax law; (28) changes in prevailing interest rates; (29) changes on inter-bank lending rate reporting practices or the method pursuant to which LIBOR rates are determined; (30) factors that may influence the amount of installment premiums paid to the Company; (31) default by one or more of Ambac Assurance's portfolio investments, insured issuers or counterparties; (32) market risks impacting assets in the Company’s investment portfolio or the value of our assets posted as collateral in respect of interest rate swap transactions; (33) risks relating to determinations of amounts of impairments taken on investments; (34) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on the Company’s business, operations, financial position, profitability or cash flows; (35) actions of stakeholders whose interests are not aligned with broader interests of the Company's stockholders; (36) the Company’s inability to realize value from Ambac UK or other subsidiaries of Ambac Assurance; (37) system security risks; (38) market spreads and pricing on interest rate derivatives insured or issued by the Company; (39) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (40) changes in accounting principles or practices that may impact the Company’s reported financial results; (41) legislative and regulatory developments, including intervention by regulatory authorities; (42) the economic impact of “Brexit”; (43) operational risks, including with respect to internal processes, risk and investment models, systems and employees, and failures in services or products provided by third parties; (44) the Company’s financial position that may prompt departures of key employees and may impact the Company’s ability to attract qualified executives and employees; (45) fluctuations in foreign currency exchange rates could adversely impact the insured portfolio in the event of loss reserves or claim payments denominated in a currency other than US dollars and the value of non-US dollar denominated securities in our investment portfolio; and (46) other risks and uncertainties that have not been identified at this time.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended
($ in Thousands, except share data)	December 31, 2018	September 30, 2018
Revenues:
Net premiums earned	$28,730	$25,640
Net investment income:
Securities available-for-sale and short-term	48,247	49,985
Other investments	(10,764)	8,347
Total net investment income	37,483	58,332
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(1,643)	(266)
Portion of other-than-temporary impairment recognized in other comprehensive income	(16)	—
Net other-than-temporary impairment losses recognized in earnings	(1,659)	(266)
Net realized investment gains (losses)	29,413	30,201
Net gains (losses) on derivative contracts	(44,716)	17,583
Other income	2,246	694
Income on variable interest entities	454	1,831
Total revenues	51,951	134,015
Expenses:
Losses and loss expense (benefit)	(42,298)	33,501
Insurance intangible amortization	28,982	26,421
Operating expenses	21,339	28,368
Interest expense	66,064	65,673
Total expenses	74,087	153,963
Pre-tax income (loss)	(22,136)	(19,948)
Provision for income taxes	(1,677)	2,211
Net income (loss)	$(20,459)	$(22,159)
Less: loss on exchange of auction market preferred shares	—	81,686
Net income (loss) attributable to common stockholders	$(20,459)	$(103,845)

Net income (loss) per basic share	$(0.45)	$(2.27)
Net income (loss) per diluted share	$(0.45)	$(2.27)

Weighted-average number of common shares outstanding:
Basic	45,756,090	45,749,252
Diluted	45,756,090	45,749,252

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Year Ended December 31,
($ in Thousands, except share data)	2018	2017
Revenues:
Net premiums earned	$111,089	$175,277
Net investment income:
Securities available-for-sale and short-term	270,525	337,774
Other investments	2,192	23,179
Total net investment income	272,717	360,953
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(3,260)	(54,625)
Portion of other-than-temporary impairment recognized in other comprehensive income	22	34,454
Net other-than-temporary impairment losses recognized in earnings	(3,238)	(20,171)
Net realized investment gains (losses)	111,624	5,366
Net gains (losses) on derivative contracts	6,990	75,937
Net realized gains on extinguishment of debt	3,121	4,920
Other income (expense)	4,922	214
Income (loss) on variable interest entities	3,436	19,670
Total revenues	510,661	622,166
Expenses:
Losses and loss expense (benefit)	(223,613)	513,186
Insurance intangible amortization	107,281	150,854
Operating expenses	112,204	122,436
Interest expense	242,256	119,941
Total expenses	238,128	906,417
Pre-tax income (loss)	272,533	(284,251)
Provision for income taxes	5,134	44,464
Net income (loss)	$267,399	$(328,715)
Less: loss on exchange of auction market preferred shares	81,686	—
Net income (loss) attributable to common stockholders	$185,713	$(328,715)

Net income (loss) per basic share	$4.07	$(7.25)
Net income (loss) per diluted share	$3.99	$(7.25)

Weighted-average number of common shares outstanding:
Basic	45,665,883	45,367,932
Diluted	46,559,835	45,367,932

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

($ in Thousands, except share data)	December 31, 2018	September 30, 2018
Assets:
Investments:
Fixed income securities, at fair value (amortized cost: $3,020,744 and $3,001,432)	$3,115,675	$3,221,301
Fixed income securities pledged as collateral, at fair value (amortized cost: $0 and $84,186)	—	84,186
Short-term investments, at fair value (amortized cost: $430,405 and $562,111)	430,331	562,060
Other investments (includes $351,049 and $372,774 at fair value)	391,217	411,604
Total investments	3,937,223	4,279,151
Cash and cash equivalents	63,089	52,505
Restricted cash	19,405	—
Receivable for securities	3,351	46,376
Investment income due and accrued	11,576	10,709
Premium receivables	495,391	517,197
Reinsurance recoverable on paid and unpaid losses	23,133	25,511
Deferred ceded premium	61,134	45,204
Subrogation recoverable	1,932,960	1,898,611
Loans	9,913	10,082
Derivative assets	59,468	50,262
Current taxes	47,040	32,509
Insurance intangible asset	718,931	755,734
Other assets	112,788	22,191
Variable interest entity assets:
Fixed income securities, at fair value	2,737,286	2,718,377
Restricted cash	999	1,024
Loans, at fair value	4,287,664	4,563,091
Derivative assets	66,302	61,543
Other assets	1,058	3,387
Total assets	$14,588,711	$15,093,464
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$629,971	$669,820
Loss and loss expense reserves	1,826,078	1,868,484
Ceded premiums payable	32,913	34,306
Deferred taxes	40,130	27,537
Long-term debt	2,928,929	2,937,771
Accrued interest payable	375,808	356,711
Derivative liabilities	76,699	61,331
Other liabilities	62,085	61,533
Payable for securities purchased	1,707	31,292
Variable interest entity liabilities:
Accrued interest payable	556	2,817
Long-term debt, at fair value	5,268,596	5,585,860
Derivative liabilities	1,712,062	1,657,173
Other liabilities	30	20
Total liabilities	12,955,564	13,294,655
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued: 45,365,170 and 45,365,170	454	454
Additional paid-in capital	219,429	218,050
Accumulated other comprehensive income	(48,715)	97,825
Retained earnings	1,421,302	1,441,857
Treasury stock, shares at cost: 28,892 and 32,956	(473)	(527)
Total Ambac Financial Group, Inc. stockholders’ equity	1,591,997	1,757,659
Noncontrolling interest	41,150	41,150
Total stockholders’ equity	1,633,147	1,798,809
Total liabilities and stockholders’ equity	$14,588,711	$15,093,464